EXHIBIT 99
For Immediate Release

University General Health System, Inc. Completes Acquisition, Becomes Publicly-Traded Company

Common Stock Now Trading Under New Symbol – “UGHS”

HOUSTON, Texas – April 1, 2011 – University General Health System, Inc. (Other OTC: UGHS.PK) today announced that it completed the previously-announced acquisition of University General Hospital, LP, and its general partner, University Hospital Systems, LLP, effective March 28, 2011.  The Company’s name has been changed from SeaBridge Freight Corp. to University General Health System, Inc. (the “Company”) and its common stock symbol has been changed from “TCSR” to “UGHS”.  Following the completion of the above-described events, there are approximately 253 million shares of common stock outstanding.  The freight services business previously conducted by SeaBridge Freight Corp. is no longer owned by University General Health System, Inc.

“We are delighted to announce the completion of our Company’s reorganization, and I look forward to reporting to our shareholders upon the execution of our growth strategy during the balance of 2011 and in future years,” stated Hassan Chahadeh, M.D., Chairman, President and Chief Executive Officer of University General Health System, Inc.  “Our goal is to develop regional health networks within the United States, rendering services under our general acute care license within a defined radius of each host hospital.  Our initial host hospital, University General Hospital, is strategically located adjacent to the Texas Medical Center in Houston, Texas.  We are currently in discussions with a number of acquisition candidates, located within a 30-mile radius of our host hospital, that have the potential to complement the services currently offered by University General Hospital.”

ABOUT UNIVERSITY GENERAL HEALTH SYSTEM, INC.

University General Health System, Inc. is a diversified, integrated, multi-specialty health care provider that delivers concierge physician and patient oriented services providing timely and innovative health solutions that are competitive, efficient and adaptive in today’s health care delivery environment. The UGHS business model anticipates the acquisition of acute care “host” hospitals and the development and operation of regional health networks within a defined radius of each host hospital that can provide services under the Company’s acute care licenses. Such regional health networks and ancillary services will reflect a vertically integrated, diversified system, which will include provider-based “Hospital Outpatient Departments” (HOPDs) of the host hospitals and may consist of Ambulatory Surgical Centers, Free-Standing Emergency Rooms, Free-Standing Procedure Facilities, Diagnostic Imaging Treatment Facilities, HBOT/Wound Care Centers, and/or other ancillary service providers.  The Company currently operates a 72-bed acute care hospital in Houston, Texas.

University General Health Systems, Inc. is headquartered in Houston, Texas and its common stock trades on the Over-the-Counter Market under the symbol “UGHS.PK”.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Mike Griffin, CFO
University General Health Systems, Inc.
(713) 375-7005
mgriffin@uhsys.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(830) 693-4400 info@rjfalkner.com